                                                                   EXHIBIT 10.1




                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), made and entered into as of this 8th day of July, 1997 (herein called the "Effective Date"), by and among Capital Senior Living Communities, L.P., a Delaware limited partnership ("Seller") and Capital Senior Living Corporation, a Delaware corporation, and its assigns ("Purchaser").

                                  WITNESSETH:

         WHEREAS, Seller is the owner of certain lots and parcels of land situated in the States of Arizona, Indiana and Ohio, and more fully described in Schedule A attached hereto (collectively referred to herein as the "Land"); and

         WHEREAS, Seller is the owner of four (4) retirement communities which include two (2) nursing home facilities located on the Land and listed in Schedule B attached hereto (such facilities are sometimes referred to herein separately as a "Facility" and collectively as the "Facilities"); and

         WHEREAS, Seller desires to sell and Purchaser desires to purchase the Land, the Facilities and certain other assets of Seller located on the Land or used in or in connection with the operation of the Facilities all upon the terms and conditions hereinafter set forth.

         WHEREAS, In addition to the sale and purchase of the Facilities, Seller desires to sell, assign and transfer and Purchaser desires to purchase and assume all of Seller's right, title and interest in and to the limited partnership units Seller owns in Healthcare Properties, L.P. ("HCP"), and the pension notes and limited partnership units Seller owns in NHP Retirement Housing Partners I, Limited Partnership ("NHP"), all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1. ACQUISITION OF ASSETS. Seller shall sell and deliver to Purchaser and Purchaser shall purchase and accept from Seller, all of Seller's right, title, benefit, and interest in and to the Land, Facilities and the assets (excluding those assets listed on Schedule 1.1 hereto) of Seller used in or in connection with the operation of the Facilities as of the Effective Date, together with replacements thereof and additions thereto made between the Effective Date and the Closing Date, together with Seller's right, title and interest in and to the HCP partnership units and the NHP pension notes and limited partnership units as hereinafter described (collectively referred to herein as the "Assets"), including, without limitation, all assets described in the following categories:





                                                                    July 2, 1997
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         1.1.       The fee interest in the Land and the buildings (including
without limitation the Facilities), structures, erections, appurtenances, easements, and improvements now thereon (collectively referred to herein as the "Premises") and the fixtures belonging to Seller and used in connection therewith including, if any, all venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, electric and other lighting fixtures, mantels, outside television antennas, satellite dishes, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators, garbage disposers, dishwashers, washing machines, and driers.

         1.2. All of the nursing home beds for which the Facilities are licensed.

         1.3. All vehicles, machinery, equipment, furniture, furnishings and accessories of all kinds, whether owned or leased by Seller, used in connection with the Facilities.

         1.4. Seller's entire inventory used or maintained in connection with the Facilities, including, but not limited to, food, pharmaceuticals, drugs, cleaning materials, linens and medical and office supplies (the "Inventory").

         1.5. To the extent transferable under federal or state law, all of the patient, medical, clinical, historical, financial, and personnel records of the Facilities, and all of the operating manuals, procedures manuals, training manuals, and other books and records used by Seller in operating the Facilities.

         1.6. To the extent transferable under state law, all licenses, permits, certificates (including Certificates of Need of Seller) and franchises necessary to operate and conduct the business of the Facilities and all waivers of any requirements pertaining to such licenses, permits, certificates, and franchises.

         1.7. All good will, registered or unregistered trademarks, trade or brand names, service marks and similar intangible property pertaining to the Facilities.

         1.8. The exclusive right to use the trade names of each of the Facilities as set forth on Schedule 1.8 hereto or any variation thereof, as part of the name or in connection with the Facilities or any part thereof.

         1.9. All surveys, environmental reports, plans, specifications, and architectural renderings of the Facilities in the possession or control of Seller.

         1.10. All right, title, and interest of Seller in and to Encore Limited Partnership ("Encore") free and clear of all Liens and encumbrances.

         1.11. All right, title, and interest of Seller (approximately 54%) in and to HCP free and clear of all Liens and encumbrances.





                                        2                          July 2, 1997
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         1.12.      All right, title, and interest of Seller (approximately
31%) in and to certain Pension Notes outstanding (approximately $64,000,000.00 in principal and accrued interest) and limited partnership units (approximately 3%) in NHP free and clear of all Liens and encumbrances.

         Attached hereto as Schedule 1.2 is a comprehensive list (excluding the assets described in Schedule 1.1 hereof) of the vehicles, fixtures, machinery, equipment, furniture, and furnishings owned by Seller and used in or in connection with the operation of the Facilities.

         Attached hereto as Schedule 1.3 is a comprehensive list of all material assets related to the operation of the Facilities which are leased by Seller.

2. CONSIDERATION. In consideration of the sale and transfer by Seller hereunder of the Assets to Purchaser and of the agreement herein by Seller to perform each of its other obligations hereunder, Purchaser shall pay to Seller an amount and assume from Seller certain liabilities, in each case as set forth below:

         2.1. Purchase Price. The aggregate purchase price for the Assets shall be Seventy Million and 00/100 Dollars ($70,000,000.00), subject to adjustment as provided in Section 2.1.2. herein, and to such other adjustments as expressly set forth in this Agreement (herein referred to as the "Purchase Price").

                    2.1.1.     Purchase Price Allocation.  Attached hereto as
         Schedule 2.1.1 is an allocation of the Purchase Price among the Assets. The Purchase Price allocation set forth in Schedule 2.1.1 is made with the knowledge and understanding that it will be used by the parties for all purposes including tax, reimbursement, and other purposes. Each party agrees that it will report the transaction in accordance with such allocation and that it will not take a position inconsistent with such allocation except with the written consent of the other party to this Agreement. Each party shall make available to the other party all filings and reports required under Section 1060 of the Code.

                    2.1.2. Appraised Value of Assets; Adjustment to Purchase Price. An appraisal of the Assets shall be obtained by the parties within the Inspection Period, as hereinafter defined, the cost of which shall be paid by Seller, with fifty percent (50%) of the cost thereof reimbursed to Seller by Purchaser at Closing (the "Appraisals"). The Purchase Price for the Assets shall be adjusted, either upward or downward, depending upon the results of the Appraisals, provided, however, should the total adjustment in the Purchase Price exceed, either in net reduction or net addition to the Purchase Price, Ten Million and 00/100 Dollars ($10,000,000.00), either party may, upon written notice to the other delivered on or before (i) ten (10) days after receipt of the Appraisals or (ii) prior to the date of the expiration of the Inspection Period, whichever date is later, elect to cancel the Agreement. In such case, the Earnest Money deposit shall be promptly returned to Purchaser and the parties shall have no further obligation hereunder, except for those which expressly survive any such termination. The parties shall agree upon the





                                        3                          July 2, 1997
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         appraiser or appraisers to be used and jointly draft instructions to such appraisers describing the criteria to be followed in performing and preparing the Appraisals.

                    2.1.3. Assumption of Seller's Mortgage Loan Obligations. In addition to the Assumed Liabilities described in
         Section 2.2 herein, and unless otherwise agreed by Seller and Purchaser, Purchaser shall assume at Closing, Seller's current mortgage debt to Lehman Brothers Holdings, Inc., d/b/a Lehman Capital, a division of Lehman Brothers Holdings, Inc., in the principal sum of $77,000,000.00 (the "Mortgage Debt") and take title to the Assets subject to such debt, provided, however, that the outstanding principal balance and accrued interest on such debt as of the Date of Closing does not exceed the Purchase Price. To the extent that the Debt as of the Date of Closing exceeds the Purchase Price, Seller shall pay to Purchaser at Closing such excess amount of such Debt in cash. Seller and Purchaser acknowledge and agree that the amount of the Debt assumed by Purchaser at Closing shall be credited to Purchaser against the Purchase Price.

         2.2. Assumed Liabilities. Purchaser will assume from Seller at Closing only the obligations and liabilities of Seller related to (i) the ownership and operation of the Facilities which accrue or otherwise are to be performed on or after Closing in respect of the contracts and agreements listed in Schedule 2.2 attached hereto (collectively referred to herein as the "Assumed Contracts"), in each case as in effect at Closing and solely to the extent that the existence at or after Closing of such liabilities or obligations does not constitute a breach of any representation or warranty made by Seller herein or in connection herewith; (ii) proratable items which are not yet due and payable by Seller prior to or at Closing and for which Purchaser receives a credit at Closing; and (iii) obligations with respect to any security deposits or patient trust funds held by Seller and transferred to Purchaser on the Closing Date. Notwithstanding anything to the contrary herein, or in any other writing delivered in connection herewith, nothing herein or in any such other writing shall be construed to constitute the assumption, express or implied, by Purchaser of any obligations or liability of Seller or of any Affiliate thereof, except solely for the obligations and liabilities expressly agreed to be assumed at Closing by Purchaser pursuant to the first sentence of this Section 2.2. To the extent that any of the Assumed Contracts are not assignable without the consent of a third party, this Agreement shall not of itself constitute an assignment or an attempted assignment of such Assumed Contracts if such assignment or attempted assignment would constitute a breach thereof. Seller will use all reasonable efforts to obtain the consent to the assignment to Purchaser of each such Assumed Contract with respect to which such consent is required for such assignment.

3. DEPOSIT. Upon entering into this Agreement, Purchaser shall escrow with Lawyers Title Insurance Company ("Escrow Agent") the sum of Ten Thousand and 00/100 Dollars ($10,000.00), which sum (the "Deposit"), together with all interest earned thereon, shall be held by Escrow Agent for Purchaser's benefit, and either applied, returned or forfeited according to the terms of this Agreement.





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4.       TITLE REQUIREMENTS.  Seller will deliver to Purchaser at Closing
(without exception) good and marketable title to all of the Assets (except those Assets listed in Schedule 1.3 attached hereto to which Assets Seller shall deliver a good and marketable leasehold interest therein) subject to the following requirements:

         At Closing, Seller shall convey the Premises (including without limitation the Facilities) to Purchaser by special warranty deed, subject to no Liens or encumbrances whatsoever, other than (i) real estate taxes and assessments which are a lien but not yet due and payable at Closing, (ii) zoning and building code ordinances and regulations which are applicable to the Premises and have not been violated, (iii) encumbrances which are shown on the surveys of the Premises prepared and/or updated as provided by this Agreement which are acceptable to Purchaser, (iv) rights of tenants and patients occupying beds in the Facilities on the Closing Date, and (v) those exceptions to title referenced in the Title Commitments, as hereinafter defined, which are accepted (or deemed accepted) by Purchaser (all of the foregoing collectively referred to herein as the "Permitted Exceptions"). At Closing, Seller shall convey to Purchaser the furniture, fixtures, machinery, equipment and Inventory included in the Assets by bill of sale with warranty of title and shall assign to Purchaser the leases of the Assets described in Schedule 1.3.

         If, on or before the Closing Date, Seller shall fail for any reason to remove or discharge any Lien or encumbrance on any Facility other than those Liens or encumbrances included in Permitted Exceptions, Purchaser may elect, in its sole discretion, to terminate this Agreement.

5. TITLE POLICY AND SURVEY. Within thirty (30) days after the Effective Date, Seller, at its expense, shall furnish Purchaser with a preliminary binder of title insurance ("Title Commitments") from Lawyers Title Insurance Company and/or its authorized agents (the "Title Company") agreeing to insure title to each Facility in the name of Purchaser in the full amount of the Purchase Price allocated to the Land and Facilities as set forth in Schedule 2.1.1. Such preliminary title insurance binders shall be issued in the most recently approved ALTA form without exception, other than Permitted Exceptions.

         The acceptability of title to each of the Premises shall be determined by Purchaser, in its discretion, within the later to occur of: (i) twenty (20) days after receipt of both the Title Commitment and the survey hereinafter described, for such Premises or (ii) the expiration of the Inspection Period. If any exceptions other than Permitted Exceptions are not cured by Seller within twenty (20) days after receipt of notice thereof from Purchaser, or thereafter waived by Purchaser, Purchaser may terminate this Agreement. In the event Purchaser does not elect to terminate this Agreement, Purchaser and Seller shall proceed with Closing, and the cost of curing title shall be offset against the Purchase Price. The Title Commitments shall be attached hereto as
Schedule 5. At Closing, the Title Company shall issue Owner's Policies of Title Insurance to Purchaser insuring Purchaser's fees simple title to the each of the Premises free and clear of all matters other than the Permitted Exceptions and deleting all standard exceptions. In connection therewith, on or before Closing, Seller agrees to execute and deliver to the Title Company all necessary certificates and affidavits to delete standard exceptions.





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
         Seller shall promptly deliver after the Effective Date to Purchaser all survey, topographical and title information now in Seller's possession and shall procure, at Seller's expense, within thirty (30) days after the Effective Date, a current survey or recertification of the existing survey for each of the Premises meeting the minimum standard and detail requirements for currently approved ALTA Land Title Surveys and the requirements of the Title Company to delete the standard "survey exceptions." Seller shall receive a credit or otherwise be reimbursed at Closing by Purchaser for the costs paid by Seller to obtain such current surveys and recertifications, as applicable.

6. SELLER'S COVENANTS, REPRESENTATIONS, AND WARRANTIES. As an inducement to Purchaser entering into this Agreement, Seller makes the following covenants, representations and warranties, in addition to those contained elsewhere herein:

         6.1.       Corporate Matters.

                    6.1.1. Organization, Power, and Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in each state in which it is now doing business, and has all requisite partnership power and authority to execute, deliver, and perform this Agreement, to carry on the business of the respective Facilities as now conducted, to own, lease, or otherwise use its respective Assets, and to consummate the transactions contemplated hereby.

                    6.1.2. Authorization and Enforceability. This Agreement has been duly authorized, executed, and delivered by Seller, constitutes the legal, valid, and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                    6.1.3. Compliance with Charter Documents. The execution, delivery, and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not violate or conflict with or constitute a default under any term of the Limited Partnership Agreement of Seller. Attached hereto as Schedule 6.1.3 is a true and complete copy of the Limited Partnership Agreement of Seller in effect as of the Effective Date.

                    6.1.4. No Breach, Etc.. The execution, delivery, and performance of this Agreement by Seller will not conflict with or result in a breach of or default by Seller under any term, condition, or provision of any order, writ, injunction, decree, contract, agreement, or instrument to which Seller is a party or subject or by which Seller or the Assets are or may be bound; will not result in the creation or imposition of any lien,





                                        6                          July 2, 1997
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         charge, or encumbrance of any nature upon any of the Assets; and will not give to others any interest or rights in, or with respect to, any of the Assets.

         6.2. Seller's Financial Statements. Attached as Schedule 6.2.1 are the financial statements of Seller for the years ending December 31, 1994, December 31, 1995, and December 31, 1996, all of which have been audited by Ernst & Young, LLP (the "Seller's Annual Financial Statements"). The Seller's Annual Financial Statements (including the notes thereto) are, to the best of Seller's knowledge, prepared in conformity with generally accepted accounting principles. Seller shall deliver to Purchaser, Seller's unaudited financial statements for the period from January 1, 1997, to the end of the month immediately prior to the Effective Date.

         6.3.       Character of Operations, Compliance with Laws.

                    6.3.1. Compliance Generally. To the best of Seller's knowledge, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of any transaction contemplated hereby does or will violate or give rise to any violations or default under any Legal Requirement assuming (i) Purchaser secures all necessary approvals from federal, state, and local governmental and administrative agencies having jurisdiction thereof required for the acquisition of the Facilities by Purchaser, and (ii) Purchaser and Seller make any applicable filing required under the Hart-Scott-Rodino Antitrust Improvements Act, 15 USC Section 18a and the regulations promulgated thereunder. The Seller does not have actual knowledge that the operation of the Facilities as heretofore or currently conducted was or is in violation of, or that Seller is in default under any Legal Requirement. Seller has not received any notice of any impending order or requirement which would cause additional expenditures to be made to bring the Premises and the Assets into compliance with Legal Requirement. The sale of the Assets to Purchaser is not subject to any bulk sales act.

                    6.3.2. No Bribes, Illegal Payments. Seller nor any general partner of Seller, or, to the best of Seller's knowledge, employee or agent of Seller, has directly or indirectly given or agreed to give any gift, contribution, payment, or similar benefit to any supplier, customer, governmental employee or other Person who was, is, or may be in a position to help or hinder Seller or any Facility
         (i) which could subject Seller or Purchaser to any damage or penalty in any civil, criminal, or governmental litigation or proceeding, or
         (ii) the non-continuation of which in the future could reasonably be expected to result in a material adverse effect on the business, operations, assets, prospects, or condition, financial or otherwise, of the Facilities.

                    6.3.3. Seller' Licenses. Schedule 6.3.3 attached hereto contains a true and complete list of all currently effective licenses, permits, approvals, certificates of need, qualifications, Medicaid and Medicare certifications and the like, which have been issued to Seller by any governmental agency (whether federal, state, local, or other) in connection with the ownership of the Assets and the operation of the Facilities





                                        7                          July 2, 1997
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         (collectively, "Seller's Licenses").  Seller's Licenses are all of the
         licenses, permits, approvals, certificates of need, qualifications, Medicaid and Medicare certifications and the like which are necessary for the ownership and operation by Seller of the Assets, including without limitation each of the Facilities. Seller's Licenses are in full force and effect and no such License is conditional or restricted.

                    6.3.4. Compliance of Facility with State Licensure, Medicare and Medicaid Certification Requirements. Each Facility currently meets, and as of the Closing Date shall meet, in all respects, all standards and conditions for the operation and licensure of skilled and intermediate care nursing facilities to the extent such standards and conditions are applicable to such Facility and, if eligible, for participation in the Medicare and Medicaid programs under federal, state, and local governmental laws, rules, regulations, guidelines, standards, and conditions, and is not subject to any variances or waivers with respect to licensure or operational requirements.

                    6.3.5. Returns, Reports, Etc.. All Medicare and Medicaid cost reports and all sales and use tax returns necessary to be filed by Seller with any governmental authorities on or prior to the Effective Date, as well as those to be filed on or prior to the Closing Date, have been, or will be, accurately completed in all material respects. Seller has no obligations to the States in which the Facilities are located for reimbursement of Medicaid depreciation recapture liabilities or to the United States Government for Medicare overpayment liabilities.

                    6.3.6. Work Order; Statements of Deficiencies. There are no pending work orders or statements of deficiencies relating to the Premises or any Facility which have been required or issued by any state department of health or Medicare or Medicaid certification agency, or any insurance company, police or fire department, sanitation, health or work authorities or any other federal, state, or municipal authority. Seller shall provide to Purchaser a copy of any such work order or statement of deficiencies received by Seller after the Effective Date within five (5) days after receipt thereof.

                    6.3.7. Environmental Matters. Seller is not subject to any type of enforcement actions or compliance order for any violation or alleged violation of any environmental laws, rules, standards, or regulations relating to the Premises or any Facility, including, but not limited to, those related to waste- management, air pollution control, waste-water treatment or noise abatement. Seller has not received any notice or citation for noncompliance by it with respect to any of the foregoing relating to the Premises or any Facility. To the best of Seller's knowledge:

                               (i) Seller has not been notified that any person's health has nor may have been impaired (including any past or present employee) as the result of the use, existence, or disposal of Hazardous Materials or Infectious Wastes on the Premises.





                                        8                          July 2, 1997
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                               (ii)        All Infectious Wastes have been
                    stored, transported, and disposed of in accordance with all laws and licensure and certification standards applicable to Seller and the respective Facilities.

                               (iii)       There are no underground fuel
                    storage tanks located at the Premises.

                               (iv) The Premises are not contaminated with any Hazardous Materials or Infectious Waste and neither Seller nor any of Seller's employees, agents, licensees, or invitees have placed or permitted the placement of any Hazardous Materials or Infectious Waste in, on, or over the Premises; the Premises do not appear on any state or Federal Comprehensive Environmental Responsibility, Compensation and Liability Act, or Super Fund lists as being classified as a hazardous waste site; and the Premises have not been used as a plant or site where Hazardous Materials or Infectious Waste was subjected to treatment, storage, disposal, or recovery.

                    6.3.8.     Litigation.  Except as set forth on Schedule
         6.3.8 attached hereto, there is no litigation, at law or in equity, or any proceeding before or investigation by any federal, state, or municipal court, board, or other governmental or administrative agency or any arbitrator, against Seller in connection with the operation of the Facilities or otherwise affecting the Assets, or questioning or challenging the validity of this Agreement or actions to be taken hereunder, pending or, to the best of Seller's knowledge, threatened, involving a claim of $10,000 or more ($40,000 in the aggregate), nor has Seller given notice to any insurers (for notice or adjustment purposes) of any claim against Seller. No credit will be given Seller at Closing for any litigation claims pending or threatened. No judgment, decree, or order of any federal, state, or municipal court, board, or other governmental or administrative agency or any arbitrator (i) has been issued, to the best of Seller's knowledge, against any Person other than Seller which could have any material adverse effect on the business, operations, assets, prospects or condition, financial or otherwise, of Seller or the operation of any Facility, or (ii) has been issued against Seller.

         6.4.       ASSETS AND LIABILITIES.

                    6.4.1. Condition of Certain Assets. To the best knowledge of Seller, all machinery and equipment included in the Assets, including without limitation, all heating, air conditioning, electrical and life safety equipment/systems installed on the Premises, are in good working order, ordinary wear and tear excepted, and the roofs of each Facility are in good repair, ordinary wear and tear excepted.

                    6.4.2. Warranties and Guarantees. To the best knowledge of Seller, Schedule 6.4.2 attached hereto contains true and complete list of all written warranties and guarantees currently in effect in connection with the buildings and other





                                        9                          July 2, 1997
         improvements on the Premises including by way of illustration, and not by way of limitation, any warranties on the roofs of the buildings and any warranties and guarantees in connection with any heating, air conditioning, or other equipment in, or about said buildings or improvements and any rights Seller may have against their general contractors or their subcontractors (collectively, the "Warranties and Guarantees"). Seller shall assign the Warranties and Guaranties to Purchaser, at Closing, to the extent such Warranties and Guaranties are transferable or assignable and Seller shall assist Purchaser is enforcing such Warranties and Guarantees.

                    6.4.3. Inventory. All items of Inventory included in the Assets consist and will consist of, as of Closing, items of a quality customarily used by Seller in the ordinary course of the business of its Facilities.

                    6.4.4. Trade Names. Seller has the right to use the respective names of its Facilities as set forth in Schedule B attached hereto in the market area of the respective Facilities, and Seller has not licensed or entered into any agreement to permit any person or entity to use such Facility name or any variation thereof. To Seller's knowledge, the use of such Facility names by Seller does not, and the use of such Facility names by Purchaser in the respective market areas of each Facility in a manner consistent with Seller's past practices will not, as of the Closing Date, conflict with any rights to any similar name owned by any other person or entity known to Seller.

                    6.4.5. Liabilities. Except as set forth in the Schedules attached hereto, to the best knowledge of Seller, there are no liabilities of Seller affecting the Assets, whether absolute, contingent, or fixed, liquidated or unliquidated, matured or not yet due, of any nature, including tax liabilities, other than (i) liabilities expressly accounted for and disclosed in Seller's Annual Financial Statements or Seller's unaudited financial statements, or
         (ii) liquidated, non-contingent liabilities incurred by Seller in the ordinary course of business since December 31, 1996.

                    6.4.6. Liens and Encumbrances. As of the Effective Date, to the best knowledge of Seller, the Assets are not subject to any Liens or encumbrances other than those Liens and encumbrances included in the Permitted Exceptions, the personal property Permitted Exceptions and such other Liens or encumbrances which shall be paid and released at Closing. After giving effect to the transfer to Purchaser at Closing, the Assets will not be subject to any Lien except (i) any Lien included in the Permitted Exceptions and the personal property Permitted Exceptions (ii) any Lien created by Purchaser, if any, and (iii) any Lien insured against by title insurance. If, subsequent to the Closing, any mechanics or other lien, charge or order for the payment of money shall be filed against the Assets or against Purchaser or its assigns, based upon any act or omission of Seller, its agents, servants, or employees, or any contractor or subcontractor connected with construction on the Premises prior to Closing (whether or not such lien, charge, or order shall be valid or enforceable as such), within thirty (30) days after notice to Seller of the filing thereof, Seller shall take such action, by bonding,





                                        10                         July 2, 1997
         deposit, payment or otherwise, as will remove and satisfy such lien of record as against the Premises.

                    6.4.7. Taxes. To the best knowledge of Seller, all taxes, excises and assessments against the Assets due and payable on or before the Effective Date have been paid. As of Closing, there will be no unpaid or outstanding taxes or assessments against the Assets or any part thereof (except only taxes and assessments not yet due and payable to be adjusted as of the Closing Date). To the best knowledge of Seller, there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any type of tax or deficiency against Seller with respect to the Assets owned by Seller, nor are there any actions, suits, proceedings, investigations, or claims for additional taxes and assessments asserted by any taxing authority with respect to the Assets owned by Seller of which Seller has notice.

                    6.4.8. Certain Real Estate Matters. There are no pending real estate tax abatement actions or proceedings, there is no unrepaired casualty damage to the Premises and there are no pending or, to the best of Seller's knowledge, threatened eminent domain or condemnation proceedings, with respect to the Premises. The Premises are each located on various, separate, and independent tax parcels.

                    6.4.9. Trade Payables. Except as specifically provide otherwise in this Agreement, Seller shall pay all of its trade payables when and as due before and after the Closing.

                    6.4.10. Tenant and Patient Accounts. Except as set forth in Schedule 6.4.10 attached hereto, as of the Effective Date, no tenants or patients at any Facility (nor third-party payors responsible for such patients) are delinquent in the payment of their bills owed to Seller. At Closing, Seller shall provide Purchaser with a update to Schedule 6.4.10 certified as of the Closing Date.

                    6.4.11. Encore. Seller owns a three percent (3%) limited partnership interest in Encore.

                    6.4.12. HCP. Seller owns at least a fifty-four percent (54%) limited partnership interest in HCP.

                    6.4.13. NHP. Seller owns at least thirty-one percent (31%) interest in the outstanding Pension Notes and at least three percent (3%) limited partner interest of NHP.

         6.5.       Contractual Matters.

                    6.5.1. Contracts. Schedule 6.5.1.1 attached hereto contains a true and complete list of all material written contracts, agreements, and leases (other than (i)





                                        11                         July 2, 1997
         material agreements described in Section 6.6.1 hereto (the "Labor Contracts"); and (ii) occupancy agreements of each Facility (the "Occupancy Agreements")), between Seller and any other person or entity currently in effect in connection with the Premises or the operation of the Facilities (together with the Labor Contracts and Occupancy Agreements, collectively referred to herein as the "Contracts"). Seller has heretofore delivered to Purchaser a true and complete copy of each such Contract listed in Schedule 6.5.1.1. Each Assumed Contract is in full force and effect, and, to the best of Seller's knowledge, neither Seller nor any other party to any Assumed Contract is in default of its respective obligations thereunder, and to the best of Seller's knowledge, no event exists which, with notice or passage of time, would become an event or default by Seller thereunder.

                    6.5.2. Transactions with Affiliates. Except as set forth in Schedule 6.5.2 attached hereto, no Affiliate of Seller is an officer, director, employee, consultant, competitor, customer, or supplier of, or is a party to any Contract with, Seller in connection with any of the Facilities (collectively, "Affiliate Arrangements"). Unless Purchaser otherwise agrees in writing, Seller shall terminate or cause to be terminated each such Affiliate Arrangement described in
         Schedule 6.5.2 hereto on or before the Closing Date, provided, however, that Purchaser hereby approves and consents to the continued management and administration of the Facilities by Capital Senior Living, Inc., an Affiliate of Seller. There are no trade names, proprietary knowledge or licenses that any such Affiliate owns or is licensed or otherwise has the right to use and which is necessary to the operation of any Facility.

                    6.5.3.     Occupancy Agreements. Attached as Schedule
         6.5.3.1 hereto are true and complete copies of the current standard forms of occupancy agreements entered into between Seller and tenants or patients at each Facility (the "Occupancy Agreement Forms"). There are no agreements under which tenants or patients entering any Facility subsequent to the adoption by Seller of the applicable Occupancy Agreement Form currently occupy all or any part of any Facility which materially deviate from the Occupancy Agreement Forms. There are no undisclosed amendments or agreements to such residency agreements, nor any special rates, services, or concessions promised by Seller to any residents or patients of any Facility except as disclosed in Schedule 6.5.3.2 attached hereto.

                    6.5.4. Insurance. Attached as Schedule 6.5.4 hereto is a list of all insurance coverage maintained by Seller as of the Effective Date in connection with the Premises and the operation of each Facility. All such insurance coverage is in full force and effect (with no overdue premium) in the amounts set forth on Schedule
         6.5.4.  Seller agrees to maintain the insurance coverage listed in
         Schedule 6.5.4 without material change thereto through the Closing Date. Certificates evidencing such insurance coverage will be supplied by Seller to Purchaser at Purchaser's request. Seller shall promptly inform Purchaser of any non-renewal, material change, cancellation, or replacement of any such insurance coverage prior to Closing. In the event of any non-renewal, material change,





                                        12                         July 2, 1997
         or cancellation of the insurance coverage currently maintained by Seller hereunder, Purchaser shall have the right during the period prior to Closing to provide replacement insurance generally comparable to the insurance coverage currently maintained by Seller, at the Seller's expense, and to deduct the cost thereof from the Purchase Price. All prepaid insurance policies shall be assigned to Purchaser at Closing.

         6.6.       Labor Matters.

                    6.6.1. Employment Related Contracts. Seller has provided to Purchaser all written employment agreements relating to any employees of Seller and all written compensation, pension, retirement, welfare, profit sharing, incentive, or other similar written plans relating to any employee of Seller. Seller has also advised Purchaser of all plans, agreements, arrangements, or practices which constitute "fringe benefits" to any of the employees of Seller, including, without limitation, group medical insurance, group life insurance, disability insurance, and related benefits. A complete list of all of the foregoing is attached hereto as Schedule 6.6.1.

                    6.6.2. Employee Compensation and Benefits. To the best knowledge of Seller, attached hereto as Schedule 6.6.2 is a true and complete list of all current employees of Seller, and their current level of compensation, which list shall be true and correct as of the Closing Date in all material respects except for those changes specifically authorized by Section 8.1 hereof and except for the addition or removal of employees in the ordinary course.

                    6.6.3. Labor Relations. To the best of Seller's knowledge, no employee of Seller is currently part of any collective bargaining unit or represented by any collective bargaining representative, and no petition has been filed or proceeding instituted by any such employee or group of employees with any labor relations board seeking recognition of a bargaining representative. There are no strikes, grievances, disputes, or controversies with individual employees, except for disputes and controversies with individual employees arising in the ordinary course of business consistent with past experience which do not and will not, individually or in the aggregate, have an adverse effect on the business, operations, assets, prospects, or conditions, financial or otherwise, of Seller, Purchaser, or the operation of the Facilities. The Facility located in Merrillville, Indiana and commonly known as "Towne Centre" has a union contract.

         6.7.       Other Representations.

                    6.7.1. Completeness and Accuracy of Contracts and Documents. To the best of Seller's knowledge, all copies of contracts and documents delivered by Seller to Purchaser in connection with the transactions contemplated hereby are complete and accurate in all respects, and no such contract or agreement has been amended or modified in any respect.





                                        13                         July 2, 1997

                    6.7.2. No Misrepresentations. To the best of Seller's knowledge, Seller has not made an untrue statement of material fact in any instrument, certification, or statement furnished to Purchaser, nor has Seller omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

         6.8. Seller's Covenants Regarding Transfer of Ownership Approvals and Notice. Purchaser shall file all notices and other documents with applicable federal, state, and local governmental authorities as required under law to effect the transfer of ownership of the Facilities to Purchaser and, to the extent applicable, the assignment to Purchaser of each currently effective Medicare and Medicaid provider agreement and Seller's Licenses, including without limitation, at least thirty (30) days prior to the Closing Date, file with the Federal Trade Commission, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act, 15 USC Section 18a and the regulations promulgated thereunder, a "Notification and Report Form for Certain Mergers and Acquisitions." Seller shall assist and cooperate with Purchaser with all such filings and other action required to be taken by Purchaser to accomplish the foregoing.

         6.9. Finder's or Broker's Fee. Except for compensation payable to the general partner (or affiliate) of Seller under its Limited Partnership Agreement, Seller has not engaged in any conduct that has given or will give rise to any liability for any fee, compensation, or reimbursement for expenses to any agent, finder, or broker, either in the nature of a finder's fee or otherwise, in connection with the transactions contemplated hereby.

         6.10. Seller's Knowledge Defined. The representations and warranties made to Purchaser by Seller in this Section 6 and elsewhere in this Agreement are limited to the current actual knowledge of the executive officers of the corporation which is the general partner of the partnership which is the general partner of Seller, and the recertification required of Seller at Closing shall likewise be qualified to the then current actual knowledge of said officers.

7.       PURCHASER'S COVENANTS, REPRESENTATIONS, AND WARRANTIES.    As an
inducement to Seller entering into this Agreement, Purchaser makes only the following covenants, representations, and warranties:

         7.1.       Organization, Power, and Standing.      Purchaser is a
corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

         7.2. Authorization and Enforceability. This Agreement has been duly authorized, executed, and delivered by Purchaser, constitutes the legal, valid, and binding obligation of Purchaser, and is enforceable against Purchaser in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws of general applicability governing the enforcement of the rights of creditors or by the general principles of equity (regardless of whether considered in a proceeding at law or in equity).





                                        14                         July 2, 1997

         7.3. Compliance with Charter Documents. The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate or conflict with or constitute a default under any term of the Charter or By-laws of Purchaser.

         7.4. No Breach, Etc.. The execution, delivery, and performance of this Agreement will not conflict with or result in a breach of or default by Purchaser under any material terms, condition, or provision of any order, writ, injunction, decree, contract, agreement, or instrument to which Purchaser is a party or subject or by which it is bound.

         7.5. Litigation. There is no litigation, at law or in equity, or any proceeding before or investigation by any federal, state, or municipal court, board of arbitrator, against Purchaser, pending or, to the best of Purchaser's knowledge, threatened, which, if adversely determined, would have a material effect on Purchaser.

         7.6. Covenants Regarding Transfer of Ownership Approvals and Notices. Purchaser shall file all applications and other documents with applicable federal, state, and local governmental authorities as required under law to effect the transfer of ownership of the Assets to Purchaser and the assignment to Purchaser of each currently effective Medicare and Medicaid provider agreement and Seller's Licenses. In addition, Purchaser, at least thirty (30) days prior to the Closing Date, shall file with the Federal Trade Commission, to the extent required under the Hart-Scott-Rodino Antitrust Improvements Act, 15 USC Section 18a and the regulations promulgated thereunder, a "Notification and Report Form for Certain Mergers and Acquisitions."

         7.7. Finder's or Broker's Fee. Purchaser has not engaged in any conduct that has given or will give rise to any liability for any fee, compensation, or reimbursement of expenses to any agent, finder, or broker, either in the nature of a finder's fee or otherwise, in connection with the transactions contemplated hereby.

         7.8. Purchaser's Knowledge Defined. The representations and warranties made to Seller by Purchaser in this Section 7 and elsewhere in this Agreement are limited to the current actual knowledge of the chief executive officers of Purchaser, and the recertification required of Purchaser at Closing shall likewise be qualified to the then current actual knowledge of said officers.

8.       CERTAIN AGREEMENTS OF THE PARTIES.

         8.1. Conduct of Seller Prior to Closing. Seller covenants and agrees that, through the period prior to Closing: (i) the Assets, including without limitation each Facility, shall be operated in the ordinary course of business and in a manner consistent with Seller's past practice, and Seller will use its best efforts to maintain existing levels of occupancy and payor mix at each Facility; (ii) no sale, disposition, removal, or encumbrance of any furniture, fixtures, or equipment located at the Premises, outside of the ordinary course of business, shall





                                        15                         July 2, 1997
be made without the written approval of Purchaser; (iii) except in accordance with established practice and rates of increase, Seller shall not pay or obligate itself to pay any bonus, pension, retirement, insurance, death, or other form of incentive or special compensation to any employee, agent, partner, or shareholder, or make any increase in rates of pay of any employees, agents, partners, or shareholders without the written approval of Purchaser;
(iv) except for closing expenses contemplated by this Agreement as Seller's obligation and the contemplated modification and/or refinancing of Seller's current indebtedness, which indebtedness will be paid-off by Seller at closing, no contract, agreement, lease, or other obligation providing for the payment of consideration or the occurrence of indebtedness of more than Five Thousand Dollars ($5,000) in any one instance, Ten Thousand Dollars ($10,000) in the aggregate, shall be executed, entered into, or made by Seller in connection with the operation of the Assets, without the written approval of Purchaser;
(v) no increase shall be made in the usual rates charged to tenants or patients at the Facility without the written approval or Purchaser; (vi) Seller will replace the Inventory used in the operation of the Facility as and when required in the ordinary course of business and the quantity and quality of the Inventory at Closing shall be substantially the same as exists on the Effective Date; (vii) no order for equipment, machinery, furniture, furnishings, or accessories which was placed by Seller prior to the Effective Date shall be cancelled by Seller after the Effective Date without the written approval of Purchaser; (viii) as soon as possible, but not less than twenty-four (24) hours, prior to the submission of any plan of correction to any state licensure or Medicaid or Medicare correction authorities, Seller shall submit a copy thereof to Purchaser; (ix) Seller shall use its best efforts to preserve the business operation of each Facility and to preserve for Purchaser the good will of Seller's suppliers, the patients and tenants in each Facility, and others having business relations with each Facility; (x) except as otherwise directed by Purchaser, Seller shall use its best efforts to retain the services of each Facility's current management-level and professional employees and to maintain existing staffing patterns; and (xi) Seller shall not pay any sums to any partner of Seller or any Affiliate of Seller except in the ordinary and necessary course of the operations of the Facilities, provided, however, that such payments are comparable to that which would be charged and received by a non-affiliated business for the same or similar goods or services.

         8.2. Preparation for Closing. Each party hereto shall use their best efforts to assist the other to apply for and obtain any such permits, licenses, authorization, and approvals required by the other party under applicable federal, state, and local law in order to sell/purchase the Assets and operate the Facilities as contemplated hereby, and complete this transaction. Seller and Purchaser shall use their best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other party set forth in this Agreement.

         8.3. Prohibited Act. Seller will not merge or consolidate with or into any other corporation, partnership, or trust, sell, lease, or otherwise dispose of any of the assets (except in accordance with Section 8.1 hereof), sell any additional partnership interests, liquidate, or dissolve, nor agree to do any of the foregoing.





                                        16                         July 2, 1997

         8.4. Access to Premises and Information. On and prior to the Closing Date, Seller shall permit Purchaser and the Purchaser's counsel, accountants, engineers, consultants, and other authorized representatives thereof to have full and complete access to the Premises and its documents, books, and records to the extent the same are related to the transactions contemplated hereunder and to make copies during normal business hours of such financial and operating data and other information with respect to respective businesses and properties as Purchaser or any of its authorized representations shall reasonably request to the extent such data and information are related to the transactions contemplated hereunder. Seller shall deliver such additional information and copies of documents, books, and records relating to the businesses and properties of Seller as may be reasonably requested by Purchaser or any of its authorized representations. Except as expressly provided otherwise in this Agreement, any investigation undertaken by Purchaser hereunder shall not diminish Purchaser's right to rely on Seller's representations and warranties.

         8.5. Environmental Testing. Seller hereby grants to Purchaser and its agents the right to enter upon the Premises at any reasonable time or times after the Effective Date to conduct, at Purchaser's sole cost and expense, such preliminary inspections, investigations, and tests as are necessary to complete a Preliminary Environmental Site Assessment ("PESA") at each Facility. If any such PESA shall indicate that any Hazardous Material may be located at the Premises, Seller hereby grants to Purchaser and its agents the right to conduct such additional inspections, investigations, and tests of the Premises, including, without limitation, test borings, to determine whether, in fact, any Hazardous Material is located at the Premises. In connection with the conduct of such PESA's and any further testing warranted thereby (collectively, the "Environmental Testing"), Purchaser agrees, at Purchaser's sole cost and expense, to repair any damage to the Premises resulting from such Environmental Testing. Purchaser shall hold confidential the results of the Environmental Testing in the event Purchaser does not close the transaction contemplated by this Agreement; provided, however, that in the event any Hazardous Material is discovered at the Premises and Purchaser is required by law to disclose such finding to governmental authorities, Purchaser shall have the right to disclose such finding to such authorities without liability to Purchaser; provided, further, that Purchaser shall disclose such findings to Seller prior to their disclosure of such findings to any governmental authorities.

         8.6. Expenses of Transaction. Seller and Purchaser each agree to be responsible for all fees of their respective attorneys for services rendered in connection with this transaction and the same shall be paid outside of Closing. Seller shall pay for all transfer taxes, revenue, excise, and surtax charges, survey costs, conveyance, and recording fees, title examination costs and owner's title insurance policy premiums in connection with the transactions contemplated by this Agreement, provided however, that any endorsements to the title insurance policy provided by Seller or additional coverage beyond the Purchase Price shall be at the cost and sole expense of Purchaser.

         8.7. Further Assurances. Each of the parties hereto, both before and after the Closing, upon the request from time to time of any other party hereto and without further





                                        17                         July 2, 1997
consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate the transactions contemplated hereby and to effect an orderly transfer to Purchaser of the Assets and assumption by Purchaser of the Assumed Contracts and the other assumed liabilities under
Section 2.2 hereof, including without limitation executing, acknowledging, and delivering assurances, assignments, powers of attorney, and other documents and instruments; furnishing information and copies of documents, books, and records (including, without limitation, tax records); filing reports, returns, applications, filings, and other documents and instruments with governmental authorities; and cooperating with the other party hereto in exercising any right or pursuing any claim, whether by litigation or otherwise, other than rights and claims running against the party from whom or which such cooperation is requested.

         8.8. Use of Certain Brochures and Other Materials. Seller hereby agrees that for a period of two (2) years after the Closing Date, Purchaser shall be entitled to use any existing brochures and other printed materials used in connection with the marketing and operation of the Facilities.

         8.9. Appraisals. Seller hereby grants to Purchaser and its agents the right to enter upon the Premises at any reasonable time or times to make, at Purchaser's sole cost and expense, to conduct and obtain the Appraisals required in Section 2.1.2. herein.

         8.10. Bankruptcy. If, prior to Closing, Seller or Purchaser shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer so seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future federal, state, or other statute, law, or regulation relating to bankruptcy, insolvency, or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Seller or Purchaser or of all or any part of the Assets, or of any or all of the royalties, revenues, rents, issues, or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due ("Bankrupt"), then the non-Bankrupt party may terminate this Agreement. If Purchaser consents in writing to any of the foregoing actions taken by or against Seller, then Purchaser shall waive the right to terminate the Agreement on account of this
Section 8.10.

         8.11. Encore. Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser the Charter of Encore and its most recent Form 10-K and 10Q; and on or before the Closing, Seller shall deliver to Purchaser the consent of Encore to the transfer of Seller's interest in Encore to Purchaser.

         8.12 HCP. Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser the Charter of HCP and its most recent Form 10-K and 10Q; and on or before the Closing, Seller shall deliver to Purchaser the consent of HCP to the transfer of Seller's interest in HCP to Purchaser.





                                        18                         July 2, 1997

         8.13 NHP. Within fifteen (15) days after the Effective Date, Seller shall deliver to Purchaser the Charter and Trust Indenture of NHP and its most recent Form 10-K and 10Q; and on or before the Closing, Seller shall deliver to Purchaser the consent of NHP to the transfer of Seller's interest in NHP to Purchaser.

9. INSPECTION PERIOD AND CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. Purchaser's obligation to purchase the Assets shall be subject to the following:

9.1. Purchaser's Inspection Period. Subject to Section 9.2 below and except has may be expressly provided to the contrary herein, Purchaser shall have until August 31, 1997 (the "Inspection Period"), in which to conduct its due diligence review and make its investigations and studies with respect to the Assets as Purchaser deems appropriate, including, but not limited to, Purchaser's review of the Seller's financial information, tenant and patient information, Title Commitments, Surveys and environmental condition of the Facilities, and to terminate this Agreement, by written notice to Seller, to be received on or before the expiration of the Inspection Period, if Purchaser is not, for any reason, satisfied with the Assets. If Purchaser fails to give notice of such termination to be received by Seller on or before the expiration of the Inspection Period, then Purchaser's rights under this Section 9.1 shall be deemed to have been waived by Purchaser and this Agreement shall remain in full force and effect without any longer being subject to this Section 9.1. If Purchaser does give notice of termination, $100.00 of the Earnest Money shall be paid to Seller solely for the rights granted Purchaser hereunder and the balance of the Earnest Money shall be refunded to Purchaser by Title Company, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Promptly after such termination Purchaser shall provide to Seller, without charge, copies of any reports, surveys, drawings or tests obtained by Purchaser with respect to the Assets.

         9.2. Conditions to Purchaser's Obligation to Close. Notwithstanding anything to the contrary contained in Section 9.1, the obligations of Purchaser at Closing to purchase the Assets and to assume the Assumed Contracts and the other assumed liabilities under Section 2.2 hereof are subject to the satisfaction, at or prior to Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Purchaser:

                    9.2.1. Funding of Purchaser's Initial Public Offering. The funding of Purchaser's Initial Public Offering ("IPO") of the shares of stock of Purchaser. It being understood and agreed by Seller that the completion and funding of the IPO is a condition precedent to Purchaser's obligation to purchase the Assets as provided in this Agreement.

                    9.2.2. Continued Accuracy of Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of Closing with the same force and effect as if made at and as of Closing.





                                        19                         July 2, 1997

                    9.2.3. Performance of Agreements. Seller shall have performed and satisfied all covenants, agreements, and conditions required by this Agreement to be performed or satisfied by it or prior to Closing.

                    9.2.4. Closing Certificate. At Closing, Seller shall furnish to Purchaser a certificate signed by a general partner of Seller dated the Closing Date, to the effect that the conditions specified in Section 9.2.2 and 9.2.3 hereof have been satisfied.

                    9.2.5. Licenses and Approvals. On or before Closing, Purchaser shall have secured all approvals available to it prior to Closing from the appropriate federal, state, and local governmental or administrative agencies having jurisdiction thereof required to conclude the proposed transfer of the Assets to Purchaser pursuant to the terms of this Agreement, and providing, to the extent applicable, for the continued operation by Purchaser of the Facilities on substantially the same basis as Seller is currently operating the same.

                    9.2.6. Legality; Material Adverse Change; No Change in Law. Purchaser's purchase of and payment for the Assets and assumption of the Assumed Contracts and other assumed liabilities under Section 2.2 shall not be prohibited by any Legal Requirement.
         No Legal Requirement shall have been enacted, nor shall any legislation have been introduced in either house of the United States Congress or of the legislature of those states in which the Facilities are located, or favorably reported for passage to either house of the United States Congress or of the legislature of such states or by any committee thereof, nor shall have any investigation by any governmental authority or administrative agency been commenced, nor shall any decision of any court of competent jurisdiction have been rendered, nor shall any order by any governmental authority or administrative agency have been issued, nor shall any event have occurred at any Facility, which materially and adversely affects, restrains, prevents, or changes the transactions contemplated by this Agreement, or has a material adverse effect on the business, operations, assets, prospects, or condition, financial or otherwise, of any Facility or of Seller.

                    9.2.7. Litigation. No action or proceeding shall have been instituted at or prior to Closing before any court, arbitrator or other governmental body, or instituted or threatened by any public authority, pertaining to any Facility or the transfer of the Assets and the assumption of the Assumed Contracts and the other assumed liabilities under Section 2.2 hereof by Purchaser or any of the other transactions contemplated hereby, the results of which action or proceeding could prevent or make illegal the consummation of such transactions, or which could otherwise have a material adverse effect on the business, operations, assets, prospects, or condition, financial or otherwise, of any Facility or of Seller.





                                        20                         July 2, 1997

                    9.2.8. Opinion of Seller's Counsel. Purchaser shall have received an opinion of Seller's independent legal counsel, dated as of the Closing Date, addressed to Purchaser, in form and substance reasonably satisfactory to Purchaser, to the effect that:

                               (1)         Seller is a limited partnership
                    which is duly organized and validly existing under the laws of the State of Delaware and has all the requisite partnership power to own all of its assets and properties and to carry on the business of the Facility owned by Seller as presently conducted.

                               (2)         The execution, delivery, and
                    performance by Seller of this Agreement and each of the documents transferring or assigning title to the Assets to be delivered by Seller to Purchaser at Closing have been duly authorized by all requisite corporate or partnership action of Seller. This Agreement and each of the documents transferring or assigning title to the Assets to be delivered by Seller to Purchaser at Closing constitute the valid and binding obligation of Seller enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws in effect from time to time affecting the rights of creditors generally and by the application of equitable principles.

                               (3)         The execution, delivery, and
                    performance by Seller of this Agreement and the documents transferring or assigning title of the Assets to be delivered by Seller to Purchaser at Closing will not (i) violate any provision of the Limited Partnership Agreement of Seller, (ii) conflict with or result in any breach of or default under any order, writ, injunction, decree, agreement, or instrument of which counsel has knowledge by which any of the Assets are bound, (iii) to counsel's knowledge, result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of the Assets, (iv) give to others of whom counsel has knowledge any property, contractual or security interest or rights in, or with respect to any of the Assets, and, (v) give others any right to terminate any agreement to which Seller is a party or by which the Assets are benefitted, of which counsel has knowledge.

         Counsel may specify the state or states in which they are admitted to practice, and that they are not admitted to the Bar in any other state or experts in the law of any other state, provided, however, that if such counsel shall not express any opinion as to the laws of the states in which the Facilities are located, then Seller shall provide an opinion of counsel located in such states.

                    9.2.9. Presence of Hazardous Material at the Premises. The Environmental Testing, if undertaken by Purchaser, shall not have revealed the presence of a material amount of any Hazardous Material at the Premises. For purposes of this Section 9.2.9., the amount of any Hazardous Material present at the Premises shall be





                                        21                         July 2, 1997
         deemed material if the reasonable estimated cost of removal and disposal thereof, in accordance with all applicable laws and statutes, as determined by a qualified environmental consultant reasonably acceptable to Purchaser, exceeds Twenty Thousand Dollars ($20,000) in the aggregate for all Facilities.

                    9.2.10. Schedules. As of the Effective Date, the Schedules to be attached to and made a part of this Agreement have not been prepared by Seller or reviewed by Purchaser. Seller shall furnish all Schedules at least ten (10) days prior to the expiration of the Inspection Period. If Purchaser is not satisfied with any Schedule and if Seller is not willing to amend the Schedules to satisfy Purchaser, then Purchaser may terminate this Agreement, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

                    9.2.11. Title Policies. Pursuant to the Title Commitments, the Title Company will have delivered to Purchaser as of the Closing Date title policies in favor of Purchaser, as owner of the Premises, insuring Purchaser's fee simple title to the Premises free and clear of all matters other than the Permitted Exceptions and deleting the standard exceptions.

10. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. The obligations of Seller at Closing to sell the Assets and to assign the Assumed Contracts and the other liabilities to be assumed by Purchaser pursuant to Section 2.2 hereof are subject to the satisfaction at or prior to Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived in whole or in part by Seller:

         10.1.      Representations, Warranties, and Covenants.

                    10.1.1. Continued Accuracy of Representations and Warranties. All representations and warranties of Purchaser contained in Section 7 of this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made at and as of the Closing.

                    10.1.2. Closing Certificate. At Closing, Purchaser shall furnish to Seller a certificate signed by a duly authorized corporate officer of Purchaser dated the Closing Date, to the effect that the conditions specified in Section 10.1.1 hereof has been satisfied.

         10.2. Litigation. No action or proceeding shall have been instituted at or prior to Closing before any court, arbitrator or other governmental body, or instituted or threatened by any public authority, pertaining to the transfer of the Assets and the assumption by Purchaser of the Assumed Contracts and other liabilities to be assumed by Purchaser pursuant to
Section 2.2 hereof or any of the other transactions contemplated hereby, the results of which action or proceeding would prohibit or make illegal the consummation of such transactions.





                                        22                         July 2, 1997

         10.3. Licenses and Approvals. On or before Closing, Seller shall have secured all approvals available to it prior to Closing from the appropriate federal, state, and local governmental or administrative agencies having jurisdiction thereof required to conclude the proposed transfer of the Assets to Purchaser pursuant to the terms of this Agreement, and providing, to the extent applicable, for the continued operation by Purchaser of the Facilities on substantially the same basis as Seller is currently operating the same.

         10.4. Legality; Material Adverse Change; No Change in Law. Seller's sale of the Assets and assignment of the Assumed Contracts and other assumed liabilities under Section 2.2 to Purchaser shall not be prohibited by any Legal Requirement. No Legal Requirement shall have been enacted, nor shall any legislation have been introduced in either house of the United States Congress or of the legislature of those states in which the Facilities are located, or favorably reported for passage to either house of the United States Congress or of the legislature of such states or by any committee thereof, nor shall have any investigation by any governmental authority or administrative agency been commenced, nor shall any decision of any court of competent jurisdiction have been rendered, nor shall any order by any governmental authority or administrative agency have been issued, nor shall any event have occurred at any Facility, which materially and adversely affects, restrains, prevents, or changes the transactions contemplated by this Agreement, or has a material adverse effect on the business, operations, assets, prospects, or condition, financial or otherwise, of any Facility or of Seller.

11.      CLOSING.

         11.1. Closing Date. The closing of the transaction contemplated herein (the "Closing") shall be conducted at the offices of Seller in Dallas, Texas, on or before the earlier to occur of November 30, 1997, or the date of the funding of Purchaser's IPO (the "Closing Date").

         11.2. Seller's Deliveries at Closing. At the Closing, Seller shall execute (if applicable) and deliver to Purchaser:

                               (1)         The Certificate described in Section
                    9.2.4 hereof.

                               (2) A Special Warranty Deed, a Bill of Sale, an Assignment of Certain Tangible and Intangible Assets, and Assignment and Assumption of Services Agreement, an Assignment of Occupancy Agreements, an Assignment of Leases, and an Assignment of Patient Trust Accounts for each Facility, each in form agreeable to the Purchaser, and any appropriate motor vehicle transfer documents.

                               (3) The right to immediate possession of the real property and all tangible personal property included in the Assets.

                               (4)         The opinion of counsel required
                    under Section 9.2.8 hereof.





                                        23                         July 2, 1997

                               (5) A Certificate of Existence (or other similar good standing certification) for Seller issued by the Secretary of State of the state Seller's organization and in each states in which Seller's Facilities are located (dated within thirty (30) days of the Closing).

                               (6)         A settlement statement for each
                    Facility as approved by the parties hereto.

                               (7) Partnership resolutions of Seller authorizing it to undertake the transactions contemplated by this Agreement and authorizing its signatories to execute this Agreement and all other documents required to effect the Closing, certified as of the Closing Date by an officer or general partner of Seller as having been duly adopted and being in full force and effect on the Closing Date.

                               (8)         IRS Form 8594 Asset Acquisition
                    Statement.

                               (9) The agreement regarding real estate tax proration as provided in Section 11.4 hereof.

                               (10)        FIRPTA (nonforeign) Certificate.

                               (11) An assignment of Seller's interest in Encore and the consent thereto by Encore.

                               (12) An assignment of Seller's interest in HCP and the consent thereto by HCP.

                               (13) An assignment of Seller's interest in the NHP pension notes, limited partnership units and the consent thereto by NHP.

                               (14)        Such other documents as may be
                    required to fully perform the terms of this Agreement or as may be required by any Legal Requirement.

         11.3. Purchaser's Deliveries at Closing. At the Closing, Purchaser shall execute (if applicable) and deliver:

                               (1)         The Certificate described in Section
                    10.1.2 hereof.

                               (2)         An Assignment and Assumption
                    Agreement for each Facility.

                               (3)         A partnership or corporate
                    resolution from Purchaser authorizing the transactions contemplated by this Agreement and authorizing its signatories to execute this Agreement and all other documents required to effect





                                        24                         July 2, 1997
                    the Closing, certified as of the Closing Date by a general partner or corporate officer of Purchaser as having been duly adopted and being in full force and effect on the Closing Date.

         11.4. Real Estate and Personal Property Tax Prorations. Real estate taxes and assessments and personal property taxes ("Taxes") shall be prorated at the Closing based upon the last available tax duplicate, which prorations shall thereafter be adjusted directly between Seller and Purchaser based upon the actual amount of taxes for the year in which the Closing occurs, promptly following receipt of the official statement therefor and notice thereof by Purchaser to Seller. The proration agreement set forth herein shall be incorporated into an agreement in form reasonably satisfactory to Purchaser and Seller to be executed and delivered by each at Closing. All Taxes shall be prorated on the accrual basis, Seller being responsible for all Taxes applicable to the Closing Date regardless of whether such Taxes are then due and payable.

         11.5. Other Adjustment to Purchase Price and Prorations. All expenses attributable to the operation of each Facility (measured on an accrual basis) through 11:59 p.m. on the day before the Closing shall be paid for by Seller. Thereafter, such expenses shall be paid for by Purchaser. All income not received by Seller as of the Closing, including, but not limited to, all payments under Occupancy Agreements, including Medicare and Medicaid reimbursement and other insurance payments or advances shall be for Seller's account and any amount collected from tenants or patients and third party payors with accounts owing to Seller shall, if collected by Purchaser, be paid over to Seller. Except as otherwise expressly provided in this Agreement, Seller shall remain responsible for all accounts payable through 11:59 p.m. on the day before the closing. As of the Closing, Seller shall calculate and pay wages, payroll taxes, and any employee bonuses based upon attendance record or other criteria accrued through 11:59 p.m. on the day before the Closing. In effecting the proration, Seller shall be credited for items of expense paid for as of the Closing Date. In addition, on or about the Closing, Seller shall cause final utility meter readings to be made for all utilities serving the Premises and Seller shall pay or cause to be paid all final bills rendered form such meter readings. To the extent that all items of income and expenses to be transferred, prorated, or assumed cannot be determined at the Closing, then Seller and Purchaser shall cooperate with each other to revise the settlement statements within thirty (30) days after Closing.

         All prepaid rental and security deposits and other tenant or patient funds held in trust by Seller shall be accounted for (including any interest required on such funds) and transferred to Purchaser at Closing. Seller shall furnish to Purchaser on or before the Closing a list, by Facility, of all security and rent deposits and other patient and tenant funds held by Seller, which list shall also indicate the rent status of each patient or tenant, certified to by an officer of Seller, which list Seller warrants will be true and correct. Upon transfer thereof at Closing, Purchaser agrees to maintain, repay and/or return such security and rent deposits in accordance with the terms and subject to the conditions and requirements under which they are now being held by Seller and as imposed by applicable law or regulation.





                                        25                         July 2, 1997

12.      CASUALTY.

         12.1. Major Damage. If the Premises, or a portion thereof, shall be damaged or destroyed by reason of any casualty or other cause prior to the Closing, Seller shall give Purchaser written notice of such damage or destruction within ten (10) days of the occurrence thereof and in all events prior to the Closing Date. Within twenty (20) days of the occurrence of such damage or destruction, Seller shall submit to Purchaser Seller's reasonable estimate of the cost to repair such damage or destruction and its estimate of the loss of operating revenues due to such damage (collectively, "Seller's Expense Estimate") and the basis for such estimate. If Seller's Expense Estimate is equal to or in excess of Twenty Thousand Dollars ($20,000) ("Major Damage") with respect to any Facility, then Purchaser, at Purchaser's option, may either: (A) elect, within twenty (20) days after the determination of the repair cost in accordance with Section 12.3 hereof, to terminate this Agreement, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination; or
(B) proceed to complete the transactions contemplated under this Agreement and be entitled to the insurance proceeds payable in the event of such damage or destruction plus any deductible. If Purchaser does not make the election set forth in subparagraph (A) above within the applicable twenty (20) day period, then Purchaser shall be deemed to have elected option (B) set forth above.

         12.2. Other Damage. If Seller's Expense Estimate is less than Twenty Thousand Dollars ($20,000.00) for each Facility and such damage or destruction is covered by Seller's insurance coverage, Seller shall pay such applicable insurance proceeds, plus the amount of any applicable deductible, to Purchaser at closing. If (i) such damage or destruction is not covered by Seller's insurance coverage, or (ii) such insurance proceeds are insufficient to cover the cost of repairing such damage or destruction and Seller does not pay such deficiency to Purchaser at Closing, then the Purchase Price shall be reduced by an amount equal to (A) the cost of restoring the Premises in the case of subparagraph (i), or (B) the amount of such deficiency in the case of subparagraph (ii).

         12.3. Determination of Repair Cost. If Purchaser disagrees with Seller's Expense Estimate, Purchaser shall give written notice of such dispute to Seller within then (10) days after Seller submits Seller's Expense Estimate to Purchaser. Upon receipt of such notice, Seller and Purchaser shall promptly retain an appraiser acceptable to both Seller and Purchaser, the cost of such appraisal being borne equally by Seller and Purchaser, and such appraiser shall determine the cost of repairing such damage or destruction and the lost operating revenues as a result thereof, which cost shall include all professional fees incurred in connection therewith. Seller and Purchaser agree that the determination by such appraiser of such costs shall be conclusive as to both Seller and Purchaser.

13. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Premises shall be taken by any governmental authority under its power of eminent domain, Purchaser shall have the option (to be exercised by written notice given to Seller not later than twenty (20) business days following Purchaser's receipt of notice of such taking) to:

                    (1) Accept the Assets on the Closing date without any abatement or adjustment in the Purchase Price, in which event Purchaser shall have the right to





                                        26                         July 2, 1997
         participate in any settlement or compromise with such taking authority and Seller shall assign its rights in the condemnation award to the Purchaser (or Purchaser shall receive the condemnation award from Seller if it has already been paid before the Closing date); or

                    (2) If, and only if, in Purchaser's reasonable opinion, any Facility subject to such taking cannot be operated in substantially the same manner operated by Seller prior to such taking, Purchaser may elect to terminate this Agreement, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

If the Purchaser does not make the election set forth in subparagraph (2) above within the applicable twenty (20) day period, then Purchaser shall be deemed to have elected option (1) set forth above.

14. DEFAULT. In the event of a material misrepresentation by Seller in this Agreement, or a material breach of any warranty or covenant in this Agreement, or other default under this Agreement by Seller prior to Closing, and Seller's failure to rectify such misrepresentation, breach or default within ten (10) days after receipt of notice thereof from Purchaser, then Purchaser shall have the right, upon written notice to Seller, to rescind this Agreement and be entitled to such remedies as shall be provided by law, including the recovery of attorneys' fees.

         Seller acknowledges and agrees that the Assets are unique and not available on the open market and that Purchaser will be seriously and irreparably injured in the event this Agreement is not specifically performed by Seller and the transactions contemplated hereby are not consummated. Both parties further agree that it may be difficult and impractical to measure in money the damages which will accrue by reason of a refusal by Seller to perform their obligations under this Agreement. Therefore, Seller acknowledges and agrees that, in lieu of rescission and recourse to such remedies as shall be provided by law, Purchaser shall be entitled to specific performance of this Agreement by Seller, and Seller hereby consents thereto. In the event that Purchaser shall institute any actions specifically to enforce Seller's performance under this Agreement, Seller hereby agrees to waive the defense that Purchaser has an adequate remedy at law.

15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements of fact contained in this Agreement, or in any certificate or other document delivered by or on behalf of one party to this Agreement to the other pursuant to this Agreement or in connection with the transaction contemplated hereby, shall be deemed representations and warranties by such party making such statement of fact. Each party understands that the other party has relied on each of said representations and warranties in entering into this Agreement.
Notwithstanding any investigations made by or on behalf of Seller or Purchaser or any distribution in liquidation, dissolution, or other voluntary or involuntary act of Seller or Purchaser, the representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months (except Section 6.3.5 which shall survive for 36 months) following the Closing notwithstanding the execution and delivery of the documents transferring title to the Assets to Purchaser or the consummation of the other transactions contemplated herein, whereupon such representations and warranties shall become unenforceable except to the extent that notice of a claim relating to such





                                        27                         July 2, 1997
representations and warranties has been given pursuant to Section 16.3 hereof prior to the expiration of such 12-month period.

16.      INDEMNIFICATION PROVISIONS.

         16.1. Indemnification of Purchaser. If the Closing occurs, Seller shall defend, indemnify, and hold harmless Purchaser and any Affiliate of Purchaser against all damages, punitive damages, civil and criminal monetary penalties, losses and reasonable expenses, including any reasonable attorneys' and other professional fees (hereinafter referred to collectively as "Liabilities") in connection with any of the following matters:

                    16.1.1. Misrepresentation, Etc.. Any and all Liabilities arising out of or related to any breach of the agreements, representations, warranties, or covenants by Seller in this Agreement, provided, however, that Purchaser's right to indemnification hereunder for Liabilities arising out of or related to any breach of such Seller's representations and warranties shall be limited to claims asserted by Purchaser in accordance with Section 16.3 hereof during the period during which said representations and warranties survive the Closing provided under Section 15 hereof.

                    16.1.2. Audits, Investigations, Refund Obligations, and Other Pre-Closing Liabilities. Any and all Liabilities arising out of or related to any of the following: (i) any audit or investigation by any governmental authority or administrative agency concerning the operation of any Facility and other Assets owned by Seller prior to the Closing or any amounts paid to Seller prior to the Closing; (ii) any assessments, adjustments or offsets made against Purchaser or any Facility and other Assets owned by Seller as a result of such an audit or investigation or in connection with the recovery by such governmental authority or administrative agency of any overpayments made to Seller for services performed prior to Closing or any depreciation recapture applicable to the period prior to Closing;
         (iii) any reasonable costs of defense of, and any judgment against Purchaser with respect to, any litigation relating to the operation of the Assets owned by Seller prior to the Closing; (iv) any suit, claim, or proceeding brought by any Person (including, without limitation, any employee or former employee of Seller) of any nature seeking to recover damages for personal injury, death, or property damage due or alleged to be due to occurrences in connection with the operation of the Assets owned by Seller prior to the Closing; and (v) any other liability, damage, cost, claim, expense, or assessment asserted against Purchaser or the Assets owned by Seller (other than those liabilities specifically assumed by Purchaser pursuant to Section 2.2 hereof) as a result of, or with respect to Seller's ownership or operation of the Assets prior to the Closing.

                    16.1.3. Indemnification Limitation. Anything contained in this Section 16.1 to the contrary notwithstanding, the obligation of Seller to indemnify Purchaser hereunder shall arise only at such time as Purchaser shall have paid the cumulative sum of $10,000 as the result of any matter or matters occurring under Sections 16.1.1 and
         16.1.2 hereof, in which event the indemnity obligations of Seller hereunder shall exist only to the extent that such payments, in the aggregate, exceed the sum of $10,000. Seller shall have no obligation to indemnify the Purchaser for any specific item which is covered by the title insurance delivered to Purchaser at Closing.





                                        28                         July 2, 1997

         16.2. Indemnification of Seller. If the Closing occurs, Purchaser shall defend, indemnify and hold harmless Seller and any Affiliate of Seller against all Liabilities (as defined in Section 16.1 hereof) in connection with any of the following matters:

                    16.2.1. Misrepresentations, Etc.. Any and all Liabilities arising out of or related to any breach of the agreement, representations, warranties or covenants of Purchaser in this Agreement, provided, however, that Seller's right to indemnification hereunder for Liabilities arising out of or related to any breach of Purchaser's representations and warranties shall be limited to claims asserted by Seller in accordance with Section 16.3 hereof during the period during which said representations and warranties survive the Closing as provided in Section 15 hereof.

                    16.2.2. Audits, Investigations and Other Post-Closing Liabilities. Any and all Liabilities arising out of or related to any of the following: (i) any audit or investigation by any governmental authority or administrative agency concerning the operation of any Facility and other Assets by Purchaser subsequent to the Closing or any amounts paid to Purchaser subsequent thereto; (ii) any assessments, adjustments or offsets made against Seller as a result of any such audit or investigation; (iii) any reasonable costs of defense of, and any judgment against Seller with respect to, any litigation relating to the operation of the Assets by Purchaser subsequent to the Closing; (iv) any suit, claim or proceeding brought by any Person of any nature seeking to recover damages, for personal injury, death or property damage due or alleged to be due to occurrences in connection with the operation of the Assets subsequent to the Closing; and (v) any other liability, damage, cost, claim, expense or assessment asserted against Seller as a result of, or with respect to, Purchaser's operation of the Assets subsequent to the Closing.

         16.3. Notice and Defense of Claims. A party claiming indemnification under this Agreement (the "Asserting Party") must promptly notify in writing the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation or other action by a third party against the Asserting Party, or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume the defense of the Third Party Claim within a reasonable time after receipt of the notice referred to above at its own expense with counsel selected by the Defending Party and approved by the Asserting Party, which approval shall not be unreasonably withheld or delayed; provided, however, that if any claim for indemnification under this Agreement is covered by the Defending Party's applicable insurance coverage, then the assumption of such defense and the selection of counsel shall be governed by the applicable insurance coverage. Subject to the foregoing sentence, the Defending Party may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to employ counsel approved by the Defending Party at the expense of the Defending Party. If the Defending Party, or the Defending Party's applicable insurer, assumes the defense of the Third Party Claim, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim.





                                        29                         July 2, 1997

17.      DEFINITIONS.  For purposes of this Agreement:

         17.1. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

                 Term                                      Definition
                 ----                                      ----------
         "Affiliate Arrangements"                          Section 6.5.2
         "Agreement"                                       Preamble
         "Asserting Party"                                 Section 16.3
         "Assets"                                          Section 1
         "Assumed Contracts"                               Section 2.2
         "Closing"                                         Section 11.1
         "Closing Date"                                    Section 11.1
         "Contracts"                                       Section 6.5.1
         "Defending Party"                                 Section 16.3
         "Deposit"                                         Section 3
         "Deposit Escrow Agreement"                        Section 3
         "Effective Date"                                  Preamble
         "Environmental Testing"                           Section 8.5
         "Facility"; "Facilities"                          Preamble
         "Inspection Period"                               Section 9.1
         "Inventory"                                       Section 1.4
         "Labor Contracts"                                 Section 6.5.1
         "Liabilities"                                     Section 16.1
         "Land"                                            Preamble
         "Major Damage"                                    Section 12.1
         "Multiple Facilities Agreement"                   Section 9.10
         "Occupancy Agreement"                             Section 6.5.1
         "Occupancy Agreement Form"                        Section 6.5.3
         "Permitted Exceptions"                            Section 4
         "PESA"                                            Section 8.5
         "Premises"                                        Section 1.1
         "Purchase Price"                                  Section 2.1
         "Seller"                                          Preamble
         "Seller's Annual Financial Statements"            Section 6.2.1
         "Seller's Interim Financial Statements"           Section 6.2.1
         "Seller's Licenses"                               Section 6.3.3
         "Title Commitment"                                Section 5
         "Title Company"                                   Section 16.3
         "Third Party Claim"                               Section 16.3
         "Warranties & Guarantees"                         Section 6.4.2

         17.2. Affiliate. The term "Affiliate" shall mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Seller (or other specified Person), (ii) any Person who is or has been within five years of the time in question an officer, director or direct or indirect beneficial holder of at least 5% of any class of the





                                        30                         July 2, 1997
outstanding capital stock or partnership interest of Seller (or other specified Person), (iii) any Person of which Seller (or other specified Person) or an Affiliate (as defined in clause (ii) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest, and (iv) Members of the Immediate family of any of the foregoing.

         17.3. By-laws. The term "By-laws" shall mean all written rules, regulations and by-laws, and all other documents (other than the Charter), relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

         17.4. Charter. The term "Charter" shall mean the certificate or articles of incorporation or organization, statute, constitution, joint venture or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

         17.5. Code. The term "Code" shall mean the Federal Internal Revenue Code of 1986 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

         17.6. Generally Accepted Accounting Principles. The term "generally accepted accounting principles" shall mean generally accepted accounting principles, as defined by the Financial Accounting Standards Board and as applied by Seller in preparing the Financial Statements and consistently followed.

         17.7. Hazardous Materials. The term "Hazardous Materials" shall mean (i) any pollutant, contaminant or hazardous substance (within the meaning of such terms under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any implementing regulations) but excepting Infectious Wastes or (ii) any hazardous or toxic substance or material within the meaning of any federal, state or local law applicable to Seller or the Premises, but excepting Infectious Wastes.

         17.8. Infectious Wastes. For purposes of each Facility, the term "Infectious Wastes" shall mean such term as it is defined in the Legal Requirements of the state in which the Facility is located.

         17.9. Legal Requirement. The term "Legal Requirement" shall mean any federal, state, local law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.

         17.10. Lien. The term "Lien" shall mean (i) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; or (ii) any arrangement or agreement which prohibits the creation of such encumbrances, mortgages, pledges, liens, charges or other security interests or





                                        31                         July 2, 1997
which restricts transfer of capital stock (other than restrictions on transfer imposed by applicable securities laws) or other property or assets.

         17.11. Person. The term "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization, or entity, and any government, governmental department or agency or political subdivision thereof.


18.      MISCELLANEOUS

         18.1. Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

         18.2. Schedules; Exhibits; Contemplated Transactions. Schedules, exhibits, agreements and documents referred to in this Agreement are an integral part of this Agreement. For all purposes of this Agreement, the transactions contemplated hereby shall be deemed to include, without limitation, all transactions contemplated by any agreement entered into by Seller and Purchaser at the Closing.

         18.3. Severability. The provisions of this Agreement are severable, and in the event that any provision hereof should, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

         18.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         18.5. Knowledge of a Party. Whenever reference is made herein to the knowledge or best knowledge of a party hereto, it is understood that the party has made, or caused to be made by personnel or representatives reasonably competent to determine the accuracy thereof (and the results thereof reported to such party), an inquiry which is reasonably appropriate to determine the accuracy of the statement in question. Whenever reference is made herein to a person's "actual knowledge," it is understood that such Party shall be in possession of information sufficient to form a belief as to the truth or accuracy of the statement in question.

         18.6. Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the agreements expressly referred to herein and any agreement making specific reference to this Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter herein contained, supersede all prior agreements and understandings relative to the subject matter hereof. This Agreement may not be changed, modified, terminated or discharged, in whole or in part (other than in accordance with the respective terms hereof), except by writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding





                                        32                         July 2, 1997
unless such waiver shall be in writing and signed by the party claimed to have given or consented to such waiver.

         18.7. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the state of Indiana.

19. ASSIGNMENT. Neither Seller's nor Purchaser's rights and obligations hereunder shall be assignable without the express written consent of the other party, except that Purchaser shall have the right to assign its interests herein to an Affiliate of Purchaser.

20. NOTICES. All notices required to be given hereunder shall be given in writing to the appropriate party or parties at the following addresses:

               To Seller:         Capital Senior Living Communities, L.P.
                                  14160 Dallas Parkway, Suite 300
                                  Dallas, TX  75240
                                  Attn: James A. Stroud





                                        33                         July 2, 1997

          With a copy to:         Jeffrey L. Beck
                                  Capital Senior Living Communities, L.P.
                                  14160 Dallas Parkway, Suite 300
                                  Dallas, TX  75240

                      and         David A. Shelton, Esq.
                                  Lowe Gray Steele and Darko
                                  111 Monument Circle, Suite 4600
                                  Indianapolis, IN  46204-5146

            To Purchaser:         Capital Senior Living Corporation
                                  14160 Dallas Parkway
                                  Suite 300
                                  Dallas, TX  75240
                                  Attn: David R. Brickman, Vice President

          With a copy to:         Winston W. Walp II, Esq.
                                  Jenkens & Gilchrist
                                  1445 Ross Avenue, Suite 3200
                                  Dallas, TX 75202-2799

or at such other place as such party may designate in writing to the other party. All notices shall be delivered either in person or by registered mail, return receipt requested, and shall be deemed to have been delivered, if in person upon delivery thereof, or if by registered mail on the date shown on the return receipt.

21. SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, delegatees, heirs, devisees, successors and permitted assigns.

22. PUBLIC ANNOUNCEMENT. Press releases and other public announcements of the transactions contemplated herein to be made by either party hereto shall be subject to the prior review and approval of the other party hereto.


                  [Remainder of Page Intentionally Left Blank]





                                        34                         July 2, 1997

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                               SELLER:

                               CAPITAL SENIOR LIVING COMMUNITIES, L.P., a
                               Delaware limited partnership

                               By: Retirement Living Communities, L.P., its general Partner

                                    By:  Capital Retirement Group, Inc.,
                                         its general Partner

                                         By:
                                            ---------------------------------
                                            Jeffrey L. Beck, Chief Executive
                                            Officer


                                         By:
                                            ---------------------------------
                                            James A. Stroud, Chief Operating
                                            Officer


                               PURCHASER:

                               CAPITAL SENIOR LIVING CORPORATION, a Delaware corporation

                               By:
                                  -------------------------------------------
                                    David R. Brickman, Vice President







                                        35                         July 2, 1997

                                   Schedule A



                               Legal Description
                                   (The Land)

                                   Schedule B



                               List of Facilities
                                (The Facilities)

                                  Schedule 1.1


                                Excluded Assets

                                  Schedule 1.2



                              List of Owned Assets
                       (Excluding the "Excluded Assets")

                                  Schedule 1.3




                             List of Leased Assets

                                  Schedule 1.8




                              List of Trade Names

                                 Schedule 2.1.1



                           Purchase Price Allocation

                                  Schedule 2.2




                               Assumed Contracts

                                   Schedule 5




                               Title Commitments

                                 Schedule 6.2.1




                         Seller's Financial Statements

                                 Schedule 6.3.3




                               Seller's Licenses

                                 Schedule 6.3.8




                                   Litigation

                                 Schedule 6.4.2




                           Warranties and Guaranties

                                Schedule 6.4.10




                              Delinquent Accounts

                                Schedule 6.5.1.1




                   Material Contracts, Agreements and Leases

                                 Schedule 6.5.2



                             Affiliate Arrangements

                                Schedule 6.5.3.1



                           Occupancy Agreement Forms

                                Schedule 6.5.3.2




                         Special Occupancy Arrangements

                                 Schedule 6.5.4




                         List of all Insurance Coverage

                                 Schedule 6.6.1



             Employment Contracts, Benefits and other Arrangements

                                 Schedule 6.6.2



                           List of Current Employees